SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2008

MOOG INC.
(Exact name of registrant as specified in its charter)

New York	1-5129	16-0757636
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

East Aurora, New York	14052-0018
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (716) 652-2000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Moog Inc. (the “Company”) is updating its outlook for earnings per share for the fiscal year 2008 as a result of its 40% investment in the ownership of LTi REEnergy GmbH. The investment will be accounted for under the equity method and, accordingly, the Company will record 40% of the earnings LTi REEnergy. As a result of this investment, the Company has increased its forecasted earnings per share by $0.01, to $2.72, in fiscal year 2008.

The information in this report is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for the purpose of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liability of the section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, except as previously stated by specific reference in such a filing.

Item 8.01 Other Events.

On June 12, 2008 Moog Inc. issued a press release announcing that the Company has acquired 40% ownership of privately held LTi REEnergy GmbH of Unna, Germany for € 18 million (approximately $28 million) from available cash balances. The Company expects to acquire the remaining 60% in twelve months subject to conventional conditions of closing.

LTi REEnergy specializes in the design and manufacture of servo controllers as well as complete drive systems for electric rotor blade controls for wind turbines.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

	99.1	Press release dated June 12, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOOG INC.

Dated: June 12, 2008	By:	/s/ Jennifer Walter
	Name:	Jennifer Walter
Controller

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated June 12, 2008